EXHIBIT 10.13

FULLY DISCLOSED CLEARING AGREEMENT

BETWEEN R.J. O’BRIEN & ASSOCIATES, LLC.

AND

CLEARING AGREEMENT

This FULLY DISCLOSED CLEARING AGREEMENT (“Agreement”) is made and entered into this 10th day of July, 2011 by and between R.J. O’Brien & Associates, LLC ("RJO"), a Delaware limited liability company, and Sothern Trust Securities, Inc. (Broker"), a business organized under the laws of State of Florida.

RECITALS

A.
RJO is registered with the Commodity Futures Trading Commission (CFTC) as a Futures Commission Merchant (FCM), is registered with the Securities and Exchange Commission as a Broker-Dealer under Section 15(b)11 of the Securities Exchange Act of 1934,  is a member of the National Futures Association (NFA) and is a member of certain principal U.S. contract markets.

B.
Broker is registered with the CFTC as an Introducing Broker (IB) and is a member of the NFA.  Broker wishes to use the services of RJO to clear, execute and account for the trades of Broker’s Customers on a fully disclosed basis.

C.	These recitals are an integral part of this Agreement and this Agreement shall be construed as fully incorporating the terms of these recitals into the Agreement.

COVENANTS AND UNDERTAKINGS
1.0  AGREEMENT

From the date of this Agreement until the termination of this Agreement as provided in Section 16 hereof, RJO shall carry the proprietary accounts of Broker and the cash and margin accounts of the Customers of Broker introduced by Broker to RJO and shall clear transactions on a fully disclosed basis for such accounts, in the manner and to the extent set forth in this Agreement.

2.0  REPRESENTATIONS AND WARRANTIES

2.1  Broker.  Broker represents and warrants that:

2.1.1  Organization.  Broker is duly organized as a Broker/Dealer, validly existing and in good standing under the laws of the state of Florida.  Broker is authorized to do business in each jurisdiction in which it is required to be authorized to conduct business.

2.1.2  Registration.  Broker is duly registered as an introducing broker with the CFTC and is a Member in good standing with the NFA.  Broker agrees that, in the event that it intends to solicit transactions involving securities futures products during the term of this Agreement, prior to engaging in such activities it will become registered as a broker-dealer with the SEC pursuant to Section 15(b)11 of the Securities Exchange Act of 1934.  In the event Broker becomes registered with the SEC as a broker-dealer during the term of this Agreement, then all references to CFTC shall be construed to include reference to the SEC, and all references to the CFTC’s rules and regulations shall be construed to include all applicable rules and regulations of the SEC.

2.1.3  Authority to Enter Agreement.  Broker has all requisite authority, whether arising under applicable federal or state law or the rules and regulations of any regulatory or self-regulatory organization to which Broker is subject, to enter into this Agreement and to retain the services of RJO in accordance with the terms of this Agreement.

2.1.4  Material Compliance with Rules and Regulations.  Broker and each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with, the registration, qualification, customer protection, and other rules and regulations of the NFA, of the CFTC, and of every state to the extent that Broker or any of its employees is subject to the jurisdiction of that state (collectively the “Rules”).

2.1.5  No Pending Action, Suit, Investigation, or Inquiry.  Broker has disclosed to RJO every material action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting Broker, any of its affiliates, or any officer, director, or principal of Broker, or their respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or any self-regulatory organization of which any of them is a member.  Broker shall notify RJO promptly, of the initiation of any such action, suit, investigation, inquiry, or proceeding involving Broker and/or any of its officers, directors, principals or employees.

2.1.6   Independent Contractor.  Broker is an independent contractor and not an agent or employee of RJO.  Broker will not hold itself out as an agent of RJO in any capacity.  Broker acknowledges that except as required by the Rules, RJO does not control the business or operations of Broker.  Broker shall be responsible for all internal operations related to its business including without limitation: (i) all accounting, bookkeeping, record-keeping and any matter not contemplated by this Agreement; (ii) preparation of Broker’s payroll records, financial statements, or any analysis thereof; (iii) preparation or issuance of checks in payment of Broker's expenses; and (iv) payment of all commissions and compensation and provision of insurance and benefits, if any, to Brokers sales personnel and other employees.  Broker will not use the name RJO on its office facilities, stationery, telephone listing or in any other commercial listing, except in reference to Broker’s use of RJO to clear Broker's commodity trades. Broker will not use the name RJO in answering its telephone or in any other way hold itself out to be associated with RJO other than in the relationship of an introducing broker. In contracting for support services such as rent, telephone, quotation services, utilities and the like, Broker will not use or refer to the name RJO.  RJO shall have no responsibility for the expenses incurred by Broker in connection with the operation of its business.

2.1.7   Financial Requirements.  Broker is currently, and at all times during the term of this Agreement will remain, in compliance with the “Adjusted Net Capital” requirements of CFTC Regulation 1.17 and the financial reporting requirements of CFTC Regulation 1.10, as well as all applicable rules of the NFA relating to financial requirements for introducing brokers.  Broker will immediately notify RJO in the event that it is not in compliance with the foregoing rules and regulations and will also notify immediately if it becomes apparent that it is reasonably likely that Broker may become undercapitalized.

2.2   RJO.  RJO represents and warrants that:

2.2.1  Corporation Duly Organized.  R.J. O’Brien & Associates, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the state of Illinois.

2.2.2  Registration.  RJO is duly registered and in good standing as a futures commission merchant with the CFTC, as a broker dealer with the SEC pursuant to Section 15(b)11 of the Securities Exchange Act of 1934, and is a member firm in good standing of the NFA and certain principal U.S. contract markets.

2.2.3  Authority to Enter Agreement.  RJO has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any regulatory or self-regulatory organization to which RJO is subject, to enter into this Agreement and provide services in accordance with the terms of this Agreement.

2.2.4  Compliance with Registration. RJO and each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which RJO is a member, and of the CFTC.

3.0  CUSTOMER ACCOUNTS

3.1    Acceptance of New Accounts.  Broker shall be responsible for opening and approving new accounts in compliance with the Rules.

3.1.1  RJO reserves the right to reject any account which the Broker may forward to RJO as a potential new account.  RJO also reserves the right to terminate any account previously accepted by it as a new account.

3.1.2  At the time of the opening of any new account, the Broker must obtain sufficient information from its customer to satisfy itself as to the identity of its client and the source of its funds for the purpose of complying with the applicable requirements of the Bank Secrecy Act regarding anti-money laundering programs.

3.2    Maintenance of Account Information.  It shall be the responsibility of Broker to ascertain the essential facts relative to any account as required by the Rules including the genuineness of all documents and signatures provided by Customers for each account.  Broker shall also have the responsibility to make full, fair and complete disclosure of the risks, terms and conditions of trading in commodities to its Customers.  Broker is also responsible for ensuring that Customers meet all requirements of the Rules.  RJO may rely without inquiry on the validity of all Customer information furnished to it by Broker.

4.0  SUPERVISION OF ORDERS AND ACCOUNTS

4.1  Soliciting and Accepting Orders.  Broker will solicit and accept orders for transactions in commodity futures contracts, security futures contracts( if properly registered to do so), and options contracts on each of the foregoing only from financially responsible Customers and will transmit such orders to RJO.  Broker shall obtain all essential facts relating to each Customer, each cash and margin account, each order, and each person holding a power of attorney over any account, in order to assess the suitability of transactions (when required by applicable Rules), the authenticity of orders, signatures, endorsements, or other documentation, and the frequency of trading.  Broker warrants that, to the best of its knowledge, Broker will not open or maintain accounts for persons who are minors or who are otherwise legally incompetent.  RJO shall not be required to make any investigation into the facts surrounding any transaction that it may execute or clear for Broker or any Customer of Broker.

4.2  Right to Refuse Orders.  RJO may, in its sole and absolute discretion, refuse to accept any Customer order, discontinue accepting Customer orders from any Customer and impose limits on the size of any Customer account and the positions carried therein.

4.3  Preparation and Transmission of Confirmations and Statements.  RJO shall prepare confirmations and periodic summary statements and shall, to the extent required, transmit them to Customers and Broker as required by the Rules.  Confirmations and statements shall be prepared on forms disclosing that the account is carried on a fully disclosed basis as introduced by the Broker.

4.4  Examination and Notification of Errors.  Subsequent to the close of trading on each trading day, RJO will transmit a daily preliminary report recapping the day’s trades made by Broker on behalf of Broker’s Customers.  In addition, prior to the opening of trading for each trading day, RJO shall transmit daily equity and margin runs to Broker reporting all of Broker’s Customers’ trades for the previous trading day as well as all open positions for Broker’s Customers.  Broker has the obligation to accept and examine each of the aforementioned transmissions and thereby check trades for its Customers’ accounts.  Broker must notify RJO of any error claimed by Broker in any account prior to the open of trading on the trading day subsequent to the execution of the transaction in dispute.  If Broker fails to do so, Broker shall be deemed to have waived its right to make any claim against RJO with respect to such error and Broker shall, pursuant to Section 12 below, indemnify and hold harmless RJO from any and all losses or liability arising as a result of such error.

4.5  Responsibility for Errors in Execution.  Broker shall be responsible for transmission to RJO of all orders and for any errors in the Broker’s or its Customers’ recording or transmission of such orders.

4.6  Compliance Procedures.  Broker agrees to supervise compliance with the Rules.  Broker shall review transactions and accounts to assure compliance with prohibitions against manipulative practices and other requirements of federal and state law and applicable regulatory and self-regulatory rules and regulations to which Broker or its Customers are subject.

4.7    Obligations Regarding Certain Disclosures.  Broker shall make any disclosures and obtain any agreements from its Customers required by applicable law or regulation, including, without limitation, any disclosures or agreements required by RJO to be given to, or obtained from, Customers.

5.0    MARGIN AND DEFICITS

5.1  Margin Requirements. All margin requirements of the various exchanges and of RJO shall be enforced by Broker in a timely fashion with respect to its Customers. Broker understands that the margins required by RJO may exceed the amount required by applicable law or regulation or exchange or clearing house minimums.  Notwithstanding any regulatory obligations RJO may have, it is understood that, on all introduced accounts, Broker is responsible for making margin calls immediately upon notification from RJO of a margin deficiency and for collection of margin in connection therewith.  If Broker fails to take the appropriate action, RJO reserves the right to collect the amount due directly from Broker's customer.  In the event of a margin call that is not met, RJO may, in its sole discretion, liquidate any account in whole or in part, including liquidation through the use of exchange for physicals.  In addition, if, for any reason, any applicable market is not freely trading, RJO is authorized to take whatever action it deems necessary to protect itself from risk.  The foregoing notwithstanding, RJO may, whenever RJO in its sole and absolute discretion considers it necessary, liquidate the positions in any Customer’s account without notice to Broker.  RJO’s compliance with a request by Broker to withhold action shall not be deemed a waiver by RJO of any of its rights under this Agreement.  Broker agrees to be responsible and to hold RJO harmless from any loss or expense incurred by RJO as a result of the failure or refusal of any Customer(s) introduced by Broker to comply with exchange or RJO margin requirements.

5.2 Deficits.  Broker guarantees payment, and not merely collection, for all obligations of the accounts of its Customers.  In the event any of Broker’s Customers’ accounts is in a deficit status and such Customer has not made arrangements to pay that are acceptable to RJO, Broker will promptly make payment of such deficit upon demand by RJO.  Subject to the provisions of Section 13 below, if such payment is not made, RJO may charge such amount against any of Broker’s house, proprietary or deposit account(s), or against commissions due to Broker.  RJO has no obligation to initiate collection procedures against any Customer.  However, if RJO decides to initiate collection proceedings against a Customer, Broker will cooperate in such proceedings.  RJO will deduct its reasonable costs and attorneys fees related to such proceedings from any amount RJO collects from the Customer as a result of such proceeding, and that net amount will be credited against amounts due from Broker.  Broker's responsibility is not limited to the amount of any security deposit with RJO or commissions due Broker from RJO, nor is Broker's responsibility limited or negated by RJO's failure to initiate legal proceedings against the Customer.  For purposes of satisfying Broker’s obligations under this Agreement, and to the extent necessary to comply with the requirements of CFTC Regulation 1.17 (c)(3) (but only to such extent), Broker hereby grants a security interest to RJO in any account, commissions or other funds otherwise payable by RJO to Broker, which security interest shall ensure payment of all monies owed by Broker, for any reason, to RJO, including, without limitation, any monies owed pursuant to: (i) any agreement between the parties; (ii) any deficit of Broker on the books of RJO; (iii) any deficit of a Customer or Broker on the books of RJO or any other Customer account bearing the office code of Broker; or (iv) subject to the provisions of Paragraph 11.1, any losses or expenses incurred (including, without limitation, reasonable attorneys’ fees) by RJO in seeking to obtain payments due from Broker or any Customer of Broker, or in defending, satisfying or settling any claim made by a Customer of Broker which relates to any act or omission of Broker, or in defending against unfounded claims made by Broker or by Broker’s Customer.  RJO is authorized to withhold commissions which might otherwise be payable to Broker for the purposes hereinabove set forth.  This authorization is given in conformity with CFTC Regulation 1.17 ( c)(3).  RJO shall account to Broker with regard to any payment received from the owners of any account with respect to which commissions have been withheld.

Office Number:                 698                              Broker’s Initials:                                  RE

5.3  Charging of Interest.  Interest charged with respect to deficit balances in Customers' accounts shall be determined in accordance with the provisions of the applicable customer agreement between RJO and such Customer.

6.0  AUDIO TAPING OF TELEPHONE CONVERSATIONS

Broker understands that for quality control, dispute resolution or other business purposes, RJO may record some or all telephone conversations between them.  Broker hereby consents to such recording and will inform its employees, representatives and agents of this practice.

7.0  COMMISSIONS AND CLEARING FEES

Broker shall be responsible for advising RJO of Broker’s commissions to be charged to Broker’s Customer accounts by RJO on behalf of Broker.  RJO shall not charge Broker’s Customers any commission other than that required by Broker.  Clearing fees charged by RJO and payable by Broker shall be as negotiated from time to time.  Broker shall be liable for per transaction clearing fees even in the event that Broker’s Customer fails to pay, or has insufficient funds to pay, the commission charged by Broker in connection with such transaction.  The clearing fees as of the inception of this Agreement are as set forth on the attached Exhibit A.  RJO, at its discretion, may deduct its clearing fees from accrued commissions otherwise payable to Broker, or may submit a separate invoice to Broker for such clearing fees.  Commissions owed to Broker shall be paid in accordance with the schedule set forth in the attached Exhibit A.

8.0  SAFEGUARDING OF FUNDS AND SECURITIES

Except as otherwise provided in this Agreement, RJO shall be responsible for the safekeeping of all money and securities received by it pursuant to this Agreement.  However, RJO will not be responsible for any funds or securities delivered by a Customer to Broker until such funds or securities are actually received by RJO or deposited in qualified RJO bank accounts.

9.0  OTHER OBLIGATIONS AND RESPONSIBILITIES OF BROKER

9.1  Other Clearing Agreements.  Prior to the execution of this Agreement, Broker shall provide written notice to RJO of the existence of all other similar agreements to which Broker is a party and, during the term of this Agreement, Broker shall not enter into another similar agreement without prior written notification to RJO.

9.2  Agents or Employees.  Broker acknowledges that it is liable to RJO under this Clearing Agreement for all of the acts or omissions of Broker’s employees or agents, including those employees or agents of any branch office Broker may maintain.  To the extent any act or omission of any employee or agent, including those of any branch office of Broker, creates any cost or liability for RJO, Broker shall be responsible to RJO hereunder as if Broker had performed, or omitted to perform, the act in question.

9.3  Claims & Litigation.  Broker shall immediately notify RJO of any complaint, litigation, arbitration or reparations proceeding involving Broker and/or any of its agents or employees by any Customer.  In the event that RJO is also named as a party in such proceeding, RJO shall have the right to retain its own counsel at the expense of Broker, and shall further have the right to defend and/or settle such proceeding.  Broker shall be obligated to satisfy any settlement agreement negotiated by RJO pursuant to this paragraph.

9.4  Disciplinary Action, Suspension, or Restriction.  If Broker or any of its affiliates, or any officer, director, or principal of Broker, becomes subject to investigation, disciplinary action, suspension, or restriction by a federal or state agency, exchange, or regulatory or self-regulatory organization having jurisdiction over Broker or Broker's securities or commodities business, Broker shall give notice to RJO immediately, orally and in writing, and provide RJO a copy of any document requests, subpoenas and decisions relating to such action, suspension, or restriction.  RJO may take any action it reasonably deems to be necessary: (i) to assure that it will continue to comply with all applicable legal, regulatory, and self-regulatory requirements, notwithstanding such action, suspension, or restriction; and (ii) to comply with any requests, directives, or demands made upon RJO by any such federal or state agency, exchange, or regulatory or self-regulatory organization.

9.5  Privacy of Customer Financial Information.  Broker agrees that it shall not take any action inconsistent with RJO’s policies relating to compliance with the CFTC’s Part 160 Regulations pertaining to the privacy of financial information provided to Broker and/or RJO by Customers or consumers.

9.6  Protection of Intellectual Property.  Broker shall use all reasonable efforts to preserve and protect RJO’s and its affiliates’ patent, trade secret, copyright and other proprietary rights in RJO’s or its affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Broker to preserve and protect its own proprietary data or information and to notify RJO of any action by any third party known by Broker to constitute an infringement of RJO’s or any of its affiliates’ proprietary rights and to cooperate with RJO in protecting such rights.

9.7  Consent to Jurisdiction.  Broker agrees to submit any dispute arising out of this Agreement to the exclusive jurisdiction of, and expressly consents to venue in, the state and/or federal court(s) located in Cook, Lake, or Dupage counties of Illinois.  Broker waives any objection to venue that Broker may have pursuant to the doctrine of forum non conveniens.

9.8   Provision of Financial Information.  Broker shall furnish RJO copies of each of its CFTC Form 1-FR-IB filed with the CFTC, FOCUS Reports filed with the SEC, financial statements for the current fiscal year, any amendments to Broker’s Form 7-R and/or Form BD, and any other regulatory or financial reports RJO may from time to time require.  Broker shall provide such reports to RJO at the time Broker files such reports with the CFTC, the SEC and/or its primary examining authority.  Broker shall also notify RJO in advance of withdrawals of more than 10 percent of its net capital.

10.0   USE OF THIRD-PARTY SERVICES

RJO may, at its reasonable option, and consistent with common industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not necessarily limited to, confirmation processing services) assigned to RJO under this Agreement

11.0  LIABILITY OF RJO

DISCLAIMER OF WARRANTIES.   BROKER EXPRESSLY AGREES THAT BROKER’S USE OF RJO SERVICES, INCLUDING THE SYSTEMS AS DEFINED BY PARAGRAPH 21.1 AND SOFTWARE PRODUCTS AS DEFINED BY PARAGRAPH 21.6, IS AT BROKER’S SOLE RISK.  NEITHER RJO NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS, AFFILIATES, INFORMATION PROVIDERS, LICENSORS, OR OTHER SUPPLIERS PROVIDING DATA, INFORMATION, SERVICES OR SOFTWARE, INCLUDING BUT NOT LIMITED TO ANY EXCHANGE UPON WHICH RJO EXECUTES ORDERS, WARRANTS THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE; NOR DO ANY OF THEM MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICES OR AS TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, RELIABILITY OR CONTENT OF ANY DATA, INFORMATION, SERVICES, OR TRANSACTIONS PROVIDED AND RJO SHALL NOT BE RESPONSIBLE FOR ANY LOSSES LIABILITIES OR DAMAGES CAUSED BY THE ACTS OR OMISSIONS OF THOSE THIRD PARTY AGENTS, CONTRACTORS, INFORMATION PROVIDERS OR OTHER SUPPLIERS BEYOND ANY AMOUNT WHICH RJO IS ABLE TO RECOVER PURSUANT TO ITS AGREEMENT WITH SUCH ENTITY.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS PARAGRAPH 11, RJO’S SERVICES ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS, WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, OTHER THAN THOSE WARRANTIES WHICH ARE IMPLIED BY AND INCAPABLE OF EXCLUSION, RESTRICTION OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT.

11.1   RJO Indemnification.  In addition to any other obligations it may possess under other provisions of this Agreement, RJO shall indemnify, defend, and hold harmless Broker from and against all claims, demands, proceedings, suits, actions, liabilities, expenses, and reasonable attorney's fees, and costs in connection therewith arising out of any grossly negligent or criminal act or omission on the part of any of its officers, agents, or employees with respect to the services provided by RJO under this Agreement.

11.2   Damages.  RJO shall not be liable for special, indirect, incidental, consequential or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if RJO has been advised of the possibility of such damages.  Broker and RJO each agree not to assist any claim for punitive damages against the other.  Broker acknowledges and agrees that the clearing fees charged by RJO reflect the allocation of risks including, but not limited to, the foregoing limitation of liability.  A modification of the allocation of risks set forth in this Agreement would affect the clearing fees charged by RJO, and in consideration of such fees, Broker agrees to such allocation of risks.

12.0   LIABILITY OF BROKER

12.1   Broker Indemnification.  In addition to any other obligations it may possess under other provisions of this Agreement, Broker shall indemnify, and hold harmless RJO, and any controlling person of RJO, from and against all claims, demands, proceedings, suits, and actions and all liabilities, expenses, attorney's fees (including fees and costs incurred in enforcing RJO’s right to indemnification), and costs in connection therewith arising out of one or more of Broker's or any of its employee's negligent, dishonest, fraudulent, or criminal act, error or omission or any of the following:

12.1.1  Failure to Make Payment.   A check received by RJO from a Customer shall not constitute payment until it has been paid and the proceeds are actually received and finally credited to RJO (without any subsequent charge back) by its bank.

12.1.2   Margin Calls.  Failure of a Customer to meet any initial margin call or any maintenance call.

12.1.3  Broker's Failure to Perform.  Failure of Broker to perform any duty, obligation, or responsibility with respect to Customer accounts as set forth in this Agreement.  Broker's indemnification obligation under this subparagraph shall not be affected by the participation of RJO or any person controlling it or controlled by it in any transaction giving rise to such an obligation, unless such participation constitutes gross negligence or willful misconduct.

12.1.4  Improper Conduct by Agents.  Any error, negligent, dishonest, fraudulent, or criminal act or omission on the part of any of Broker's officers, directors, employees, or agents.

12.1.5  Failure of a Customer to Perform Obligations.  Any failure by any of Broker's Customers to perform any commitment or obligation with respect to a transaction carried by RJO under this Agreement, whether or not such failure was under the control of Broker.

12.1.6   Customer Claims and Disputes.  Any claim or dispute between Broker and a customer, or RJO and a Customer with respect to services provided under this Agreement and/or any customer agreement, including, but not limited to, any claim or dispute concerning the validity of a customer order in the form the order was transmitted to RJO by Broker and/or its Customer.

12.1.7   Breach of Warranty by Broker.  Any breach by Broker of any representation or warranty made by it under this Agreement.

12.1.8  Deposit of Checks to Customer Accounts.  Any failure to exercise due diligence in reviewing checks received from customers to ensure that same are in proper form, or in the issuance of instructions to RJO regarding the accounts into which checks are to be deposited.

12.1.9   Infringement of Intellectual Property Rights.  Any act or omission of Broker, its agents, employees or customers which infringes on any patent, trade secret, copyright, trademark, or other intellectual property right of RJO or any violation of the terms of this Agreement relating thereto.

12.1.10  Misuse of Passwords and Unauthorized Access.  The misuse, loss or unauthorized access to the Systems and Software Products, including use of the Identification Devices (as that term is defined in Section 21.9 of this Agreement) provided to Broker or its Customers.

12.2   Injunctive Relief.  In the event of a breach or threatened breach of any of the provisions of this Agreement by Broker or any employee or representative of Broker, Broker acknowledges that RJO shall be entitled to seek preliminary and permanent injunctive relief to enforce the provisions hereof.  In addition, Broker acknowledges that a breach of the terms regarding confidentiality of information and ownership of RJO’s intellectual property would cause irreparable and incalculable damage to RJO.  Nothing herein shall preclude the parties from pursuing any action or other remedy for any breach or threatened breach of this Agreement, all of which shall be cumulative.

13.0  DEPOSIT ACCOUNT

13.1   Establishment of Deposit Account.  To further assure Broker's performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Paragraph 12, Broker shall, on or before the execution of this Agreement, establish an account at RJO to be designated as the Broker's Deposit Account (the "Deposit Account").  The Deposit Account shall not represent an ownership interest by Broker in RJO.  The Deposit Account shall at all times contain cash, securities, or a combination of both, having a market value of at least the amount set forth in the attached Exhibit A.  The securities placed in the Deposit Account shall consist only of direct obligations issued by or guaranteed as to principal and interest by the United States Government.  In the event of a substantial change in the nature and extent of Broker's business operations, RJO may require immediately that an additional amount be deposited in the Deposit Account.  If such a deposit is not made in the amount specified, whether or not Broker agrees that the amount is justified under this subparagraph, RJO may terminate this Agreement forthwith.

13.2   RJO’s Right to Offset.  If (i) RJO shall have any claim against Broker or a Customer of Broker which has not been resolved within five business days after RJO presents such claim to Broker; or (ii) if RJO shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Broker shall fail to make such indemnification within five business days after being requested to do so, RJO may deduct the amount of such claim, loss, or expense from any account of Broker.  RJO may withdraw cash or securities (or both) having a market value equal to the amount of such claimed deficiency.  If those funds are withdrawn from the Deposit Account, then Broker shall be obligated to make an immediate deposit in the Deposit Account of cash or securities sufficient to bring the Deposit Account back to a value of at least the amount required by the attached Exhibit A.

13.3   Termination of Deposit Account.  Upon termination of this Agreement, and transfer of all customer and proprietary accounts of Broker or as soon thereafter as practical, but in all cases within thirty (30) days of termination, RJO shall pay and deliver to Broker, the funds and securities in the Deposit Account, less any amounts to which it is entitled under the preceding paragraph; provided, however, that RJO may retain in the Deposit Account such amount for such period as it deems appropriate for its protection from any claim or proceeding of any type, whether or not then pending or threatened, until the final determination of any claim or proceeding is made.  If a threatened claim or proceeding is not resolved or if a legal action or proceeding is not instituted within two years after the termination of this Agreement, any amount retained with respect to such claim, proceeding, or action shall be paid or delivered to Broker.

14.0  THIRD-PARTY RIGHTS

This Agreement is not intended to grant any third party any rights, whether as a third-party beneficiary or otherwise including, but not limited to, customers of Broker.

15.0  COMMUNICATIONS WITH THE PUBLIC

15.1  Restrictions on Advertising.  Neither RJO nor Broker shall utilize the name of the other in any way without the other's prior written consent except to disclose the clearing relationship between the parties.  Neither party shall employ the other's name in such a manner as to create the impression that the relationship between them is anything other than that of clearing broker and introducing broker.  Broker shall not hold itself out as an agent of RJO or as a subsidiary or company controlled directly or indirectly by or affiliated with RJO except as provided in this paragraph.

15.2  Linking Between Sites.  Without express written authorization, neither party may provide or allow an electronic hyperlink directly from its service or site on the Internet or another site over which that party has control to the service or site on the Internet of the other party.

16.0  TERMINATION OF AGREEMENT

This Agreement shall continue until terminated as hereinafter provided:

16.1  Termination Upon 30-Day Notice.  This Agreement may be terminated by either party without cause upon thirty days prior notice.  If either party terminates the Agreement pursuant to this subparagraph, RJO shall have the right to impose reasonable limitations upon Broker's activities during the period between the giving of Notice and the transfer of Broker's accounts.

16.2  Default.  If either party defaults in the performance of its obligations under this Agreement, or otherwise violates the provisions of this Agreement, the non-defaulting party may terminate this Agreement by delivering Notice to the defaulting party (i) specifying the nature of the default; and (ii) notifying the defaulting party that unless the default is cured within a period of ten days from receipt of the Notice, this Agreement will be terminated without further proceedings by the non-defaulting party.

16.3  Disability.  This Agreement may be terminated by RJO or Broker immediately in the event that the other party is not in compliance with applicable “Adjusted Net Capital” requirements, is enjoined, disabled, suspended, prohibited, or otherwise becomes unable to engage in the commodities or securities business or any part of it by operation of law or as a result of any administrative or judicial proceeding or action by the CFTC, the SEC, any state administrator, or any regulatory or self-regulatory organization having jurisdiction over such party.  In the event this Agreement terminates pursuant to this paragraph 16.3, and provided that Broker is the disabled party, then Broker’s Customers shall automatically become the Customers of RJO and RJO shall have no further obligations to Broker under the terms of this Agreement.

16.4  Conversion of Accounts.  In the event that this Agreement is terminated for any reason other than pursuant to paragraph 16.3, Broker shall arrange for the conversion of Broker's and its Customers’ accounts to another clearing broker or to Broker if it becomes self-clearing.  Broker shall give RJO Notice (the "Conversion Notice") of: (i) the name of the broker that will assume responsibility for clearing services for Customers and Broker; (ii) the date on which such broker will commence providing such services; (iii) Broker's undertaking, in form and substance satisfactory to RJO, that Broker's agreement with such clearing broker provides that such clearing broker will accept on conversion all Broker and Customer accounts and liabilities then maintained by RJO; and (iv) the name of an individual or individuals within new clearing broker's organization whom RJO may contact to coordinate the conversion.  The Conversion Notice shall accompany Broker's notice of termination given pursuant to this paragraph.  If Broker fails to give Conversion Notice to RJO, RJO may notify Broker's Customers as RJO deems appropriate of the termination of this Agreement and may make such arrangements as RJO deems appropriate for transfer or delivery of Customer and Broker accounts.  The expense of notifying those customers and making such arrangements shall be charged to Broker.  With respect to any such conversion, each party shall comply with the Rules, including but not limited to CFTC Regulation 1.65.

16.5  Survival.  Termination of this Agreement in any manner shall not release Broker or RJO from any liability or responsibility with respect to any representation or warranty or transaction effected on the books of RJO.

17.0  CONFIDENTIAL NATURE OF DOCUMENTS AND OTHER INFORMATION

Neither RJO nor Broker shall disclose the terms of this Agreement or information obtained as a result thereof or information regarding the identity of the other's Customers to any outside or affiliated  party except to regulatory or self-regulatory organizations, pursuant to judicial process or as otherwise required by law or to authorized employees of the other.  Any other publication or disclosure of the terms of this Agreement may be made only with the prior written consent of the other party.  Broker and RJO shall each maintain the confidentiality of documents and information received from the other party pursuant to this Agreement.

Broker acknowledges that the services RJO provides hereunder involve Broker access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Broker, and that Broker shall exercise reasonable care to protect RJO’s interest in such trade secrets.  Broker agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems.  Broker agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

18.0  ACTION AGAINST CUSTOMERS BY RJO

RJO may, in its sole discretion, upon notice to Broker, institute and prosecute in its name any action or proceeding against any of Broker's Customers in relation to any controversy or claim arising out of RJO’s agreements and/or transactions with Broker or with Broker's Customers.  Nothing contained in this Agreement shall be deemed either (a) to require RJO to institute or prosecute such an action or proceeding; or (b) to impair or prejudice its right to do so, should it so elect, nor shall the institution or prosecution of any such action or proceeding relieve Broker of any liability or responsibility which Broker would otherwise have had under this Agreement.  Broker assigns to RJO its rights against its customer as necessary to effectuate the provisions of this paragraph.

19.0  NOTICES

Any Notice required or permitted to be given under this Agreement shall be sufficient only if it is in writing and sent by hand or by certified mail, return receipt requested, to the parties at the following address:

Broker:	Southern Trust Securities, Inc.
145 Almeria Avenue
Coral Gables, FL 33134

Attn:
Cc:

JO:	R.J. O’Brien & Associates, LLC
222 S. Riverside Plaza
Chicago, IL 60606

Attn:
Cc:

20.0  GENERAL PROVISIONS

20.1  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Broker and RJO.  No assignment of this Agreement or any rights, including those to indemnification hereunder by Broker shall be effective unless RJO's written consent shall be first obtained.

20.2  Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

20.3  Counterparts.  This Agreement may be executed via facsimile and in one or more counterparts, all of which taken together shall constitute a single agreement.

20.4  Entire Agreement Amendments and Duties Not Specifically Enumerated Herein.  This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and all prior discussions, agreements, and promises, written or oral, are merged herein.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.  RJO shall not be responsible or liable for failure to perform any duties not specifically enumerated herein.

20.5  Captions.  Captions herein are for convenience only and are not of substantive effect.

20.6  Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to its principals of conflicts of laws.

20.7  Citations.  Any reference to the rules or regulations of the CFTC, SEC, NFA, or any other regulatory or self-regulatory organization are current citations.  Any changes in the citations (whether or not there are any changes in the text of such rules or regulations) shall be automatically incorporated herein.

20.8  Construction of Agreement.  Neither this Agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between RJO and Broker or between Broker and other brokers for whom RJO may perform the same or similar services.

20.9  Non-Exclusivity of Remedies.  The enumeration herein of specific remedies shall not be exclusive of any other remedies.  Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege.  No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

21.0   USE, OWNERSHIP AND LICENSES

21.1  License to Use Systems.  In order to effectuate the terms of this Agreement and to allow each party to perform its duties hereunder, RJO hereby grants to Broker a non-exclusive, non-transferable, non-assignable limited license for the term of this Agreement to access and use the various account information, trading and order entry systems to which RJO specifically provides access including, but not limited to RJO’s Computer Assisted Terminal (“RJOCAT”) (RJOCAT and all hardware and related technology are hereinafter collectively referred to as the “Systems”).  Said license shall be limited to the use of the most recently updated version of Systems in accordance with the instructions provided by RJO from time to time.  Broker agrees and acknowledges that RJO shall retain all rights, titles, and interest in the Systems and to any modifications or improvements made thereto. Broker will not obtain any rights in the Systems, and Broker acknowledges RJO’s exclusive rights in the Systems.  Neither the Systems nor their component parts (including, but not limited to images) may be downloaded, sublicensed or separated from the Systems, or used on more than one computer, except as specifically provided for in this Agreement.  Broker may not modify, decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code of the Systems.  Except as provided under this Agreement, Broker agrees not to duplicate, make copies of, distribute or provide others with the Systems or to sell, rent, encumber, redistribute, lease, sublicense, use the Systems in a time sharing or service bureau, resell for profit (or otherwise) the Systems or create any derivative works of Systems or any part thereof, including translation or localization, or remove or alter any trademark, logo, copyright, or other proprietary notices, legends, symbols or labels that appear in or on the Systems, without the prior written consent of RJO.  Broker may not publicize or distribute any registration, code algorithms, information, or registration codes used by the Systems without the prior written permission of RJO.

21.2  System Information.  Broker acknowledges that some of the information available on the Systems are produced by RJO (including, but not limited to, portions of RJO’s Market Letter segment) and by various independent sources believed by RJO to be reliable (the “Information Providers”).  The Information provided by RJO and the Information Providers is the property of RJO, the Information Providers or others and may be protected by copyright.  Broker agrees not to reproduce, retransmit, disseminate, sell or distribute the Information in any manner without the express written consent of RJO and the relevant Information Provider(s) or to use the Information for any unlawful purpose.  Broker further acknowledges that the accuracy, completeness, timeliness, and correct sequencing of information on the Systems concerning Broker’s trading and account activity, market quotations, market news, charts, trading analysis and strategies (“System Information”) is not guaranteed by RJO or the Information Providers, and agrees that neither RJO nor the Information Providers shall have any liability for any decision made or taken by Broker or its Customers in reliance upon System Information or for any interruption of the Systems or System Information.  Broker agrees that RJO may hold and process by computer or otherwise information obtained as a result of Broker's use of the Systems which may be accessed and used by RJO for operational purposes, credit assessment, and statistical analysis.

21.3  No Assurance.  Broker acknowledges that all orders placed through the Systems are solely for the account and risk of Broker and, if authorized by RJO, Customers of Broker.  Broker agrees that RJO’s execution of trades for Broker’s account or the accounts of such Customers is on a “best efforts” basis.  Broker acknowledges that RJO, the exchange on which orders are to be executed and regulatory authorities may from time to time establish or revise limits on the number and type of contracts and orders that can be transmitted electronically.  Broker also understands that orders which Broker transmits for execution through the Systems are not reviewed by RJO for accuracy or otherwise.  RJO reserves the right to require margin to be deposited in Broker’s or Customers’ accounts (in such amounts, at such times, and in such form as RJO may in its sole discretion determine) prior to the transmittal of any order through the Systems.   RJO will not be responsible for any delay or failure to provide Systems services, including the execution of any order, in the event that there is a restriction on Broker’s or its Customer’s account arising out of a delay or failure to make such a margin deposit.

21.4  Receipt of Orders and Confirmations via the Systems.  Orders placed through the Systems shall not be deemed to be bona fide orders received by RJO until such time as Broker shall have received from RJO, through the Systems, an external confirmation number for such order.  It is Broker’s responsibility to print and retain evidence of the order and the associated confirmation number of same.  Broker understands that Broker must monitor the Systems at all times for confirmation of the receipt of orders and executed trades and to immediately report any failure to receive such reports to the appropriate RJO order execution or supervisory desk.

21.5  Broker’s Duties and Responsibilities.  Broker shall be responsible for the following in connection with the Customers’ use of the Systems:

a.  Broker shall be responsible for providing the Customers with the requisite software, written materials, and/or other media necessary and sufficient to provide access to the Systems.

b.  Broker shall be responsible for providing the Customers with passwords and usernames necessary to provide access to the Systems.  Broker shall maintain adequate security measures to ensure that Customers’ passwords and usernames are kept confidential.

c.  The Systems allow Broker to alter the content of what appears before Customers accessing the Systems.   To the extent permissible under futures industry rules and regulations, Broker shall be solely responsible for the content of any and all alterations to the content of the Systems made by Broker.

d.  The Systems allow Broker to communicate with Customers via “chat rooms”.  To the extent permissible under futures industry rules and regulations, Broker shall be solely responsible for the content of any and all communications made using the Systems between Customers and Broker and/or Broker’s personnel.  Broker’s responsibilities in this regard shall included, but are not limited to compliance with NFA Compliance Rule 2-29, futures industry supervision requirements, and futures industry record keeping requirements.

e.  Broker shall take reasonable and appropriate steps to reduce or limit trading errors resulting from the Customers’ access to the Systems.  Such measures may include placing limits on the number of contract placed per order or placing limits on the price at which an order may be placed.

21.6  License to Software Products.  RJO may provide or arrange for the provision of software and other associated and non-associated services, features of which may enable Broker’s Customers or its representatives to contact Broker and transact business through Broker via various media, including a site or pages of a site located on the World Wide Web and reached through an Internet address, which shall be unique to Broker (but which shall not be required to be a domain name unique to Broker) (the “Software Products”).  To the extent required, RJO hereby grants to Broker a non-exclusive, non-transferable, non-assignable limited license for the term of this Agreement to access and use the Software Products solely for the purposes for which they were created and provided to Broker to enable its customers and representatives: (a) to communicate with Broker; and (b) access financial information and transact business with Broker through the various media.  Said license shall be limited to the use of the most recently updated version of the Software Products in accordance with the instructions provided by RJO from time to time.  Broker shall not, directly or indirectly, modify the features or functionality of, copy or create derivative works using all or any portion of, peel semiconductor components, decompile, or otherwise reverse engineer or attempt to reverse engineer or derive source code from the Software Products or permit or encourage any third-party to do so.  .  Broker agrees and acknowledges that RJO shall retain all rights, titles, and interest in the Software Products and to any modifications or improvements made thereto. Broker will not obtain any rights in the Software Products, and Broker acknowledges RJO’s exclusive rights in the Software Products.  Neither the Software Products nor their component parts (including, but not limited to images) may be downloaded, sublicensed or separated from the Software Products, or used on more than one computer, except as specifically provided for in this Agreement.  Broker may not modify, decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code of the Software Products.  Except as provided under this Agreement, Broker agrees not to duplicate, make copies of, distribute or provide others with the Software Products or to sell, rent, encumber, redistribute, lease, sublicense, use the Software Products in a time sharing or service bureau, resell for profit (or otherwise) the Software Products or create any derivative works of Software Products or any part thereof, including translation or localization, or remove or alter any trademark, logo, copyright, or other proprietary notices, legends, symbols or labels that appear in or on the Software Products, without the prior written consent of RJO.  Broker may not publicize or distribute any registration, code algorithms, information, or registration codes used by the Software Products without the prior written permission of RJO.

21.7  LIMITATION OF LIABILITY.  IN NO EVENT WILL RJO, ITS SHAREHOLDERS, OFFICERS, EMPLOYEES, OR AFFILIATES BE LIABLE TO BROKER, A CUSTOMER, OR TO ANY THIRD PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, OR LOSSES OR COSTS RESULTING FROM INCONVENIENCE, DELAY, LOSS OF USE OF THE SYSTEMS AND/OR THE SOFTWARE PRODUCTS, UNAUTHORIZED ACCESS TO THE SYSTEMS, OR ANY ERROR OR OMISSION CONTAINED THEREIN OR RESULTING THEREFROM.  Without limiting the generality of the foregoing, RJO shall not be liable for any loss resulting from the Systems’ failure, including but not limited to breakdown of software, hardware, electronic or mechanical equipment or communication lines, telephone or Internet problems, unauthorized access, theft, operator errors, labor stoppages, or any other cause over which RJO does not exercise direct or indirect control.

21.8  Ownership of the Systems and Software Products.  Nothing herein shall be construed to transfer to Broker any rights, title and/or interest in and to the Systems or to the Software Products, including without limitation, the intellectual property rights therein.  The Systems and Software Products are considered the trade secrets of RJO and its affiliates.  As between Broker and RJO, RJO shall at all times be and remain the sole and exclusive owner of the Systems and Software Products, including any and all home page design(s), methodologies, techniques, software libraries, and know-how used by RJO or incorporated into the Systems and Software Products, including all improvements, modifications, or enhancements thereto.  Except with respect to intellectual property rights in trademarks and copyrights belonging to Broker, RJO and its affiliates retains all rights, title, and interest in and to Systems and Software Products, including without limitation, all applicable copyrights (including without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations, and applications, trademark rights (including without limitation, registrations and applications), patent rights, trade-names, mask-work rights, trade secrets, moral rights, authors’ rights, and all renewal and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction.  If at any time Broker proposes or makes modifications to its customized version of any System or Software Product (“Modification”), all right, title and interest in the Modifications shall be deemed to be a work made for hire.  To the extent that title to any such Modification may not vest in RJO by operation of law, or such Modifications may not be considered works made for hire, all right, title, and interest to therein are hereby irrevocably assigned to RJO.  All such Modifications shall belong exclusively to RJO, with RJO having the right to obtain and to hold in its own name copyright registrations, patents, and such other intellectual property protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  Broker agrees to give RJO and any person designated by RJO reasonable assistance, at RJO’s expense, required to perfect the rights defined in this Section.  Unless otherwise directed by RJO, upon the termination of this Agreement, Broker shall immediately turn over to RJO all Modifications, including, but not limited to, computer programs, working papers, descriptions, reports, and data.  Nothing contained in this Paragraph 21.6 shall be construed as preventing RJO from assigning any intellectual property right with respect to any Modification to any third-party.  This Paragraph 21.6 shall survive any termination of this Agreement.

21.9  Protection of the Systems and Software Products.  RJO shall, from time to time, provide Broker and/or its Customers with passwords, codes, certificates, and other identification devices and security measures (the “Identification Devices”) necessary to access and use the Systems and Software Products.  Broker shall determine whether and which of its employees, or agents shall have access to the Systems and Software Products.  Broker shall be solely responsible for the assignment, distribution, and maintenance of all Identification Devices to ensure that access to the Systems and Software Products is granted only to those individuals who are authorized by Broker.  Nothing in this paragraph shall affect or diminish RJO’s right, in its sole discretion, to refuse to provide any or all the Systems and Software Products to Broker, its Customers, agents or employees.  Broker shall be responsible for and shall provide at least the same level of security as Broker applies to its own source code and trade secrets in the protection, maintenance, and distribution of those Identification Devices and codes within its organization and to its agents and Customers, but in no case less than reasonable security.  Any loss, theft, or discovery of any Identification Devices shall be reported to RJO immediately and Broker shall be responsible for any unauthorized use, and for any loss resulting from unauthorized use, of any Identification Device prior to the time the loss, theft, or discovery of the Identification Device is reported to RJO.

IN WITNESS WHEREOF the parties have hereto affixed their hands and seals by their duly authorized officers on the day and date first above written.

BROKER:

By:	/s/ Robert Escobio

Title:	Chairman of the Board/CEO

R.J. O’BRIEN & ASSOCIATES, LLC

By:	/s/ Mary Ellen Scanlin

Title:	Executive Vice President